EXHIBIT 10(t)

THE BRINK’S COMPANY

PLAN FOR DEFERRAL OF DIRECTORS’ FEES
(Amended and Restated as of November 9, 2012)

1.           Election to Participate.  Any director (“Participant”) of The Brink’s Company (the “Company”) who is entitled to receive fees for services or cash dividend equivalent payments under Deferred Stock Units Awards (or similar awards) granted under the Company Non-Employee Directors’ Equity Plan as hereinafter provided may become a Participant in this Plan for Deferral of Directors’ Fees (the “Plan”) by giving to the Company a written election in accordance with this paragraph 1.  Participation in the Plan shall be effective and, subject to paragraph 5, irrevocable as of the last day of the year in which the election is made, and the Company shall thereupon establish for such Participant a deferred compensation account (“Account”) to which amounts shall be credited as hereinafter provided.  Effective January 1, 2005, the Company shall maintain a Pre-2005 Account and a Post-2004 Account for each Participant.  A Participant’s Pre-2005 Account shall document the amounts deferred under the Plan by the Participant and any other amounts credited hereunder which are earned and vested prior to January 1, 2005.  A Participant’s Post-2004 Account shall document the amounts deferred under the Plan by the Participants and any other amounts credited hereunder on and after January 1, 2005, plus any amounts deferred or credited prior to January 1, 2005, which are not earned or vested as of December 31, 2004.  Each election made by a Participant in any calendar year shall state that:
(i)  the entire amount of annual retainer fee for serving as a member of the Board of Directors of the Company (the “Board”), and/or

(ii)  the entire amount of attendance fees for attending meetings of the Board of Directors or any committee of the Board, and/or
(iii)  the entire amount of fees for performing other services for the Company at the request of the Chairman of the Board, and/or
(iv)  the entire amount of cash payments payable to such Participant as dividend equivalent payments in respect of Deferred Stock Units Awards (or similar awards) which are granted to such Participant in the year to which the applicable deferral election relates under the Company Non-Employee Directors’ Equity Plan shall be credited to such Participant’s Account on the respective dates on which such amounts shall become payable, absent such election.  Each such election shall also contain a payment election providing for the manner in which amounts so credited shall be paid from such Account in accordance with paragraph 3 below.
2.           Increments to Accounts.  Amounts credited to each Account for any calendar quarter shall be increased by the Plan Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until the date of payment from such Account.  The “Plan Rate” for any calendar quarter shall be the prime commercial lending rate of J.P. Morgan Chase & Co. in effect on the last day of the preceding calendar quarter, or such other rate as the Board may establish for the purpose of the Plan.
3.           Payments from Accounts.  Each payment election by a Participant made pursuant to paragraph 1 above shall provide that distributions from such Participant’s Account shall be made in one lump sum or in two or more annual payments (not exceeding ten) which shall be equal, except that there shall be added and paid with each installment after the first an amount equal to the increment credited to such account, as provided in paragraph 2 above, since the date of the last preceding installment.  Each such payment election shall also provide that such payment shall commence on the first day of that month which shall be identified in such election and which may be before or after the date on which such Participant shall cease to be a director of the Company but which shall not be earlier than January 1 of the year next following the year in which the election is made.
4.           Death of a Participant.  Notwithstanding the provisions of paragraph 3, upon a Participant’s death, the Company shall within 75 days thereafter pay to such Participant’s estate, or to such beneficiary as such Participant may have designated by written notice to the Company, the entire amount in such Participant’s Account at the date of payment, including any increment provided for in paragraph 2 above.  A Participant may by like notice cancel such designation, and may make a new designation as hereinabove provided.
5.           Changes in Election.  A Participant may, by giving written notice to the Company in any year, elect to discontinue participation in the Plan with respect to (1) (i) annual retainer fees and/or (ii) attendance fees and/or (iii) fees for other services becoming payable to such Participant after the end of the year in which such notice is given and/or (2) dividend equivalent payments under Deferred Stock Units Awards (or similar awards) granted under the Company Non-Employee Directors’ Equity Plan (referenced in paragraph 1(iv) above) after the end of the year in which such notice is given.  By like notice given prior to the end of any subsequent year, a Participant may resume participation in the Plan effective at any time after the beginning of the year next following the date of such notice).  A Participant may, by like notice in any year, cancel any payment election with respect to amounts credited to such Participant’s Pre-2005 Account, and any such cancellation shall be accompanied by a new payment election, made in accordance with paragraph 3 above, with respect to such amounts.  A Participant who has a Post-2004 Account may, by like notice in any year, cancel any payment election with respect to amounts deferred to the Participant’s Post-2004 Account, and any such cancellation shall be accompanied by a new payment election, pursuant to which payment cannot commence earlier than the first day of the month next following the fifth anniversary of the date such amounts otherwise would have been paid.  Any new payment election made pursuant to this paragraph 5 shall become effective on the 12-month anniversary of the date the election is made.
(b)  Except as hereinabove provided in this paragraph 5, all elections under the Plan shall be irrevocable.
6.           Status of Accounts.  Accounts established pursuant to the Plan shall represent unsecured obligations of the Company to pay to the respective Participants the amounts in such Accounts in accordance with the Plan.  In no event shall any trust be created in favor of any Participant, nor shall any Participant have any property interest in any Account or in any other assets of the Company.  Accounts shall not be assignable by Participants except as and to the extent provided in paragraph 4 above.
7.           Plan Amendment or Termination.  The Plan may be amended from time to time, and may be terminated at any time, by resolution of the Board.  No such amendments shall alter the date or dates for making payments in respect of amounts theretofore credited to Accounts, and in case of such termination, the Plan shall continue in full force and effect with respect to all amounts in Accounts at the date of termination.
8.           Effective Date.  The Plan initially became effective with respect to annual retainer fees and attendance fees payable to directors for services on and after January 1, 1985.  The Plan as hereby amended and restated shall be effective with respect to annual retainer fees, attendance fees and fees for other services payable to directors for services on and after January 1, 1990.
Effective January 1, 2005, the Plan was amended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Proposed Treasury Regulations issued thereunder.  Effective November 16, 2007, the Plan was further amended to clarify certain provisions in compliance with Code Section 409A and the Final Treasury Regulations issued thereunder.  Each provision and term of such amendments should be interpreted accordingly, but if any provision or term of such amendments would be prohibited by or be inconsistent with Code Section 409A or would constitute a material modification to the Plan, then such provision or term shall be deemed to be reformed to comply with Code Section 409A or be ineffective to the extent it results in a material modification to the Plan, without affecting the remainder of such amendments.  The amendments apply solely to amounts deferred on and after January 1, 2005, plus any amounts deferred prior to January 1, 2005, that are not earned and vested as of such date (plus earnings on such amounts deferred).  Amounts deferred prior to January 1, 2005, that are earned and vested as of December 31, 2004, including any earnings on such amounts credited prior to, and on or after January 1, 2005, shall remain subject to the terms of the Plan as in effect prior to January 1, 2005.
Effective November 14, 2008, the Plan was amended to permit deferrals of cash dividend equivalent payments under Deferred Stock Units Awards (or similar awards) granted under the Company Non-Employee Directors’ Equity Plan.
Effective November 9, 2012, the Plan was amended to remove certain inoperative provisions and to amend the Plan’s deferral election procedures, including permitting annual deferral elections relative to dividend equivalent payments.

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